Exhibit 10.20

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

AMENDMENT TO AGREEMENT

This Amendment Number 2 (the “Amendment”) to that certain Agreement previously entered into as of December 27, 2018, by and between Kitov Pharma Ltd., a company existing under the laws of the State of Israel with a principal place of business at One Azrieli Center, Round Tower, Floor 19, Tel Aviv, Israel (“Kitov”), and Coeptis Pharmaceuticals, Inc., a Pennsylvania corporation with a principal place of business at 105 Bradford Road, Suite 420, Wexford, PA 15090 (“Coeptis”), as amended, (“the Agreement”). Kitov and Coeptis are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to amend the Agreement with respect to certain matters set forth below in this Amendment.

NOW THEREFORE, the undersigned agree as follows:

1. Amendments

1.1 Sections 2.3 through 2.5 of the Agreement shall be deleted in their entirety and replaced with the following:

2.3. Consideration. In consideration for the rights granted hereunder, Coeptis shall pay Kitov the following:

2.3.1. Milestones. In the event of the occurrence of the corresponding events described in the table below (the “Milestones”, and the cash amounts payable in connection with the Milestones, the “Milestone Payments”):

Milestones	Milestone Payment (US$)
Upon the execution of the Agreement,	$1,000,000 (already paid)
By no later than 75 days following the Effective Date (as defined hereinafter), Coeptis will pay Kitov for CMC costs incurred by Kitov (“CMC Reimbursement Payment”)	$1,500,000
Upon first commercial sale of Product in the Territory by or on behalf of Coeptis (“FCS”)	$1,000,000
one - time Milestone Payment if Product achieves $20 million of Annual Net Sales in a calendar year	$2,000,000
one - time Milestone Payment if Product achieves $40 million of Annual Net Sales in a calendar year	$4,000,000
one - time Milestone Payment if Product achieves $50 million of Annual Net Sales in a calendar year	$5,000,000
one - time Milestone Payment if Product achieves $100 million of Annual Net Sales in a calendar year	$10,000,000
one - time Milestone Payment if Product achieves $250 million of Annual Net Sales in a calendar year	$25,000,000
one - time Milestone Payment if Product achieves $500 million of Annual Net Sales in a calendar year	$50,000,000
TOTAL MILESTONE PAYMENTS	Up to $99,500,000

2.3.2. Milestone Payment Terms. The foregoing Milestone Payments shall be made by Coeptis as soon as possible upon achievement of the applicable milestone, but no later than 45 days of the achievement of the applicable Milestone by any of Coeptis, its Affiliates and/or sublicensees - (as applicable, the “Milestone Payment Deadline”) except for the CMC Reimbursement Payment which will be paid 75 days from the Effective Date as defined above.

2.3.3. Royalties. In addition to the above Milestone Payments, Coeptis shall pay Kitov, a 20% royalty on Net Sales of the Product by Coeptis (and its Affiliates and any sublicensees) (“Royalty Fees”), with a minimum annual Royalty Fee as shown in the table below. The Royalty Fee will be calculated and payable quarterly following the end of the applicable quarter of occurrence.

Year	Minimum Annual Royalty Fee
First year of first commercial sale of the Product	[****]
Second year of commercial sale of the Product	[****]
Third year of commercial sale of the Product	[****]
Fourth year (and subsequent years) of commercial sale of the Product	[****]

2.3.4. Non - Refundable. Any payments made by Coeptis in accordance with this Agreement shall, once they are paid, not be refundable nor creditable for any reason whatsoever.

2.3.5. Single Payments. The Milestone Payments shall be made only one time upon the first occurrence of the Milestone described above, regardless of how many times such Milestones may be achieved.

2.3.6. Payment in Cash. All payments under this Agreement shall be paid in Dollars.

2.3.7. As used herein, “Net Sales” shall mean, with respect to a certain time period, the gross amount billed or invoiced by or on behalf of Coeptis and/or its Affiliates and/or any sublicensee of the above (the “Invoicing Entity”) with respect to sales of Products and/or with respect to, inter alia, license royalties, milestone payments or other similar payments (“Gross Sales”) (whether made before or after the FCS), less the following: (a) customary trade, quantity, or prompt pay discounts to the extent actually allowed and taken, including government rebates; (b) amounts repaid or credited by reason of rejection or return, that the Invoicing Entity has not and will not dispute; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use of a Product which is paid by or on behalf of the Invoicing Entity; and (d) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; provided, however, that, (i) in any transfers of Products between the Invoicing Entity and an Affiliate of the Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the fair market value of the Products so transferred, assuming an arm's length transaction made in the ordinary course of business; and (ii) in the event that the Invoicing Entity, or the Affiliate of the Invoicing Entity, receives non-monetary consideration for any Products or in the case of transactions not at arm's length with a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm's length transaction made in the ordinary course of business. Sales of Products by (i) an Invoicing Party to an Affiliate of such Invoicing Party, for resale by such Affiliate, shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced or billed by such Affiliate on resale to an independent third party Customer (ii) an Invoicing Party to a third party pursuant to a supply agreement (or similar agreement), for resale by such third party, shall be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced and billed by Coeptis (or its Affiliate or Sublicensee) to such third party customer. For the avoidance of doubt, a third party purchaser of Product from Coeptis pursuant to a supply agreement (or similar agreement), for resale by such third party, is not a sublicensee hereunder.

2.4. Payment Terms. The foregoing Royalty Fee payments shall be made within 10 days of Coeptis' submission of the applicable quarterly Report (as defined in Section 3.4 below) for a calendar quarter. No part of any amount payable to Kitov hereunder may be reduced due to any counterclaim, set-off, adjustment, withholding or other right which Coeptis may have against Kitov, unless otherwise agreed between the parties as part of good faith discussions.

2.5. Taxes. All payments under Section 2.3 shall be subject to any required withholding, if any. Each party will pay any and all taxes levied on account of any payments made to it under this Agreement.”

1.2 All other references in the Agreement to Profit Distributions shall be changed to Royalty Fees.

1.3 Section 13.3 of the Agreement shall be deleted in its entirety and replaced with the following:

13.1. Termination by Kitov/Coeptis.

13.1.1. Kitov: This Agreement may be terminated by Kitov immediately upon written notice to Coeptis if (i) FCS has not occurred by no later than the later of (X) one year following the date of execution of the Agreement or (Y) 30 days following the delivery to Coeptis by Kitov or by Kitov’s designated manufacturer of the first commercial lots of the Product; (ii) Coeptis on more than 2 occasions during a consecutive 12 month period fails to timely pay any amount due to Kitov hereunder within 30 days after receipt of written notice containing a demand for payment therefore; (iii) Coeptis or any of its Affiliates has knowingly used, copied, marketed, distributed or otherwise transferred any of the Products in any manner constituting a breach of this Agreement and such breach is not cured within sixty (60) days of written notice to Coeptis, which notice identifies with specificity the relevant breach, (iv) Coeptis or any of its Affiliates violates, contests or opposes any intellectual property rights associated with the Product or if Coeptis or any of its Affiliates facilitates such conduct by any third party, (v) upon (A) the filing of a petition in bankruptcy, insolvency or reorganization against Coeptis, where such petition is not dismissed within 90 days, or (B) the filing of a petition in bankruptcy, insolvency or reorganization by Coeptis, Coeptis becoming subject to a composition for creditors, whether by law or agreement, Coeptis going into receivership or Coeptis suspending operations, or (vi) upon failure by Coeptis to pay a Milestone Payment or an annual Minimum Royalty Fee within 15 days when such payment is due. Following the fourth year (and subsequent years) of commercial sale of the Product, this Agreement may be terminated by Kitov by no later than 90 days following each annual anniversary of the Effective Date subsequent to any year in which the Royalty Fees paid to Kitov are less than $2,000,000, provided that Kitov has provided Coeptis with not less than 90 days’ prior written notice of such termination.

13.1.2. Coeptis: This Agreement may be terminated by Coeptis on each annual anniversary of the Effective Date, provided that Coeptis has provided Kitov with not less than 90 days’ prior written notice of such termination; and further provided, that Coeptis shall have paid Kitov no less than $6,500,000 in Royalty Fees prior to such termination taking effect.

2. Effectiveness. Concurrent with the execution of this Amendment (the “Effective Date), and as irrevocable conditions to the effectiveness of this Amendment, Coeptis shall enter into an agreement with a distribution partner in the USA for, inter alia, the distribution of the Product and for an investment in Coeptis by such distribution partner. Failure by Coeptis to comply with any of the conditions set forth in this Section 2 above shall render this Amendment null and void ab initio.

3. Authority. Each of Kitov and Coeptis represents and warrants to the other Party to the Agreement that each has the requisite power and authority to execute and deliver this Amendment to the Agreement.

4. Counterparts. This Amendment to the Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5. No Other Changes. Other than as agreed in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. All terms not otherwise defined herein the Amendment shall have the meaning ascribed to such term in the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment Number 2 to the Agreement on the date set forth below.

KITOV PHARMA LTD.		COEPTIS PHARMACEUTICALS, INC.

Signature:		Signature:
Name: Isaac Israel	Gil Efron	Name: Modestus Obochi
Position: CEO	CFO	Position: President & CEO
Date: October 8, 2019		Date: October 8, 2019

5